Exhibit 99.1

Beyond Commerce, Inc. Reports Record 2009 Second Quarter Revenues

Beyond Commerce, Inc. (OTC.BB:BYOC), www.beyondcommerce.com, an E-commerce solutions, local advertising and niche social networking company, reported its revenue for the 2nd quarter ended June 30, 2009. Due to the strong growth of its advertising and E-commerce divisions, Beyond Commerce is pleased to report $5.3 million in revenues for the 2nd quarter 2009, up 8,826% from the 2nd quarter 2008. LocalAdLink.com business directory is ranked in the top 2,833 sites in the US according to Alexa.com, and the top 7,040 sites worldwide according to Quantcast.com. Beyond Commerce expects strong revenue growth throughout the balance of the fiscal year as it continues to grow its LocalAdLink ad sales through the 3rd and 4th quarters. Beyond Commerce is ramping up its E-commerce division, i-SUPPLY, by adding new product categories and adding thousands of storefronts. With the holiday season approaching, we expect record revenues over the next two quarters from our i-SUPPLY division.

"Beyond Commerce delivered strong financial results, leveraging the challenging macro environment to provide affordable advertising and E-commerce services to small businesses nationwide," commented Robert McNulty, Chairman and Chief Executive Officer of Beyond Commerce. "We achieved $5.3 million in the 2nd quarter, reflecting growth in our advertising and E-commerce divisions. We project 3rd and 4th quarter revenues to exceed $27 million as we are coming into our strongest selling season. We are also providing jobs and opportunities for thousands of talented sales professionals struggling in the current economic conditions."

The increase was primarily attributable to growth of the Company's local advertising division, LocalAdLink. During the past quarter, LocalAdLink introduced its new 2.0 back office technology along with a complete user friendly redesign of LocalAdLink.com. The Company also began rolling out its E-commerce storefronts through the advertising division's sales network. Currently, i-SUPPLY has been implemented into approximately 4,500 Web sites. Over the next two quarters we anticipate rolling out into an additional 20,000 Web sites.

Beyond Commerce, Inc. provides best in class products, services, and solutions by being the low cost provider in its market sector. i-SUPPLY, www.i-SUPPLY.com, offers easy to use, fully customizable E-commerce services, and revenue solutions for any Web site, large or small, and hosts local ads, providing extensive reach for our proprietary advertising partner network platform. LocalAdLink, www.LocalAdLink.com, is a local business search directory and advertising network that brings local advertising to geo-targeted consumers. BOOMj, www.BOOMj.com, is the leading niche portal and social networking site for Baby Boomers and Generation Jones.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting Beyond Commerce, Inc. operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.